Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is made as of September 29, 2026, by and among: John Hancock Comvest Private Income Fund, a Delaware statutory trust (the “Acquiror”), John Hancock Comvest Merger Sub, LLC, a Delaware limited liability company and a wholly-owned direct Consolidated Subsidiary of the Acquiror (“Merger Sub”), Manulife Private Credit Fund, a Delaware statutory trust (the “Company”), Comvest Credit Managers, LLC, a Delaware limited liability company and the investment adviser to the Acquiror (the “Acquiror Adviser”), and Manulife Investment Management Private Markets (US) LLC, a Delaware limited liability company (the “Company Adviser”, together with the Acquiror Adviser, each an “Adviser” and collectively, the “Advisers”). The Acquiror, Merger Sub, the Company and the Advisers are collectively referred to herein as the “Parties”. Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties are party to that certain Agreement and Plan of Merger, dated as of June 22, 2026 (the “Merger Agreement”);

WHEREAS, the Parties desire to amend the Merger Agreement to provide that (i) fractional shares of Acquiror Class I Common Shares will be issued in the Merger and no cash shall be paid in lieu of fractional shares, and (ii) no letter of transmittal, and no other surrender documentation, will be required to be delivered by holders of Book-Entry Shares in order to receive the Merger Consideration, and instead the Exchange Agent shall credit the applicable book-entry account and mail a transaction notice to each such holder; and

WHEREAS, Section 9.5 of the Merger Agreement permits the Parties to amend the Merger Agreement by an instrument in writing signed on behalf of each of the Parties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Amendments to Section 1.5 of the Merger Agreement (Conversion of Shares).

(a)	Section 1.5(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Subject to Section 1.5(e) and Section 1.5(f), each share of Company Common Shares issued and outstanding immediately prior to the Effective Time (except for the Cancelled Shares) shall be converted, in accordance with and subject to the procedures set forth in Article II, into the right to receive a number of validly issued, fully paid and nonassessable shares of Acquiror Class I Common Shares (including any fractional shares issued in accordance with Section 1.5(f)) equal to the

Exchange Ratio (the “Merger Consideration”), in all cases without interest. Notwithstanding the foregoing, the actual issuance and delivery of shares of Acquiror Class I Common Shares constituting the Merger Consideration shall not occur until after the Final Determination Date, at which time the Exchange Ratio shall be finally determined in accordance with Section 2.4. From and after the Effective Time and until the issuance and delivery of such shares of Acquiror Class I Common Shares, each former holder of Company Common Shares shall be entitled to receive the Merger Consideration upon the terms and subject to the conditions set forth in Article II.”

(b)	Section 1.5(f) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(f) Fractional Shares. Fractional shares of Acquiror Class I Common Shares shall be issued in connection with the Merger, and no cash shall be paid in lieu of fractional shares. All fractional shares to which a single record holder of Company Common Shares as of immediately prior to the Effective Time would otherwise be entitled to receive under Section 1.5(c) shall be aggregated, and calculations of the aggregate number of shares of Acquiror Class I Common Shares issuable to such holder (including any fractional share) shall be rounded to three (3) decimal places. No certificates or scrip representing fractional shares of Acquiror Class I Common Shares shall be issued; each fractional share so issued shall be issued in book-entry form and shall entitle the owner thereof to a proportionate interest in the rights of a holder of Acquiror Class I Common Shares, including with respect to voting, dividends and other distributions, in each case in accordance with the Acquiror Governing Documents.”

2.	Amendments to Article II of the Merger Agreement (Merger Consideration).

(a)	Section 2.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“2.1. Designation of Exchange Agent; Deposit of Merger Consideration. Prior to the Closing, the Acquiror shall enter into a customary exchange agent agreement with a nationally recognized financial institution designated by the Acquiror and reasonably acceptable to the Company (the “Exchange Agent”) for the issuance and delivery of the Merger Consideration as provided in Section 1.5(c). As promptly as practicable following the Final Determination Date (and in any event within five (5) Business Days thereafter), the Acquiror shall deposit, or cause to be deposited, with the Exchange Agent, for issuance and delivery in accordance with this Article II, through the Exchange Agent, evidence of book-entry shares representing the aggregate number of shares of Acquiror Class I Common Shares issuable pursuant to Section 1.5(c) (including any fractional shares issuable pursuant to Section 1.5(f), each rounded to three (3) decimal places) in exchange for outstanding Company Common Shares (based on the Exchange Ratio as finally determined in accordance with Section 2.4). The Acquiror shall, after such deposit on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Acquiror Class I Common Shares pursuant to Section 2.2(c) (such shares of Acquiror Class I Common Shares provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”). The Acquiror shall cause the Exchange Fund to be (x) held for the benefit of the holders of Company Common Shares as of immediately prior to the Effective Time and (y) applied promptly to the issuance and delivery of the Merger Consideration pursuant to Section 1.5. The Exchange Fund shall not be used for any purpose other than to fund the issuance and delivery of the Merger Consideration pursuant to Section 1.5, except as expressly provided for in this Agreement.”

(b)	Section 2.2(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) As promptly as practicable following the Final Determination Date and the final determination of the Exchange Ratio in accordance with Section 2.4, and in any event not later than the second Business Day following the deposit of the Exchange Fund with the Exchange Agent pursuant to Section 2.1, the Acquiror shall cause the Exchange Agent, in respect of each holder of record of a Book-Entry Share that immediately prior to the Effective Time represented outstanding Company Common Shares, to (A) credit to such holder’s book-entry account the number of shares of Acquiror Class I Common Shares (which shall be in book-entry form and which, in the aggregate, shall include any fractional share issuable to such holder in accordance with Section 1.5(f)) that such holder has the right to receive in respect of such Book-Entry Shares pursuant to Section 1.5(c), (B) mail (or otherwise deliver electronically in accordance with the Exchange Agent’s customary practices) to such holder a transaction notice reflecting such credit and (C) pay to such holder any dividends or other distributions payable pursuant to Section 2.2(c), in each case without such holder being required to deliver an executed letter of transmittal, physical surrender of any Book-Entry Share, or any other documentation to the Exchange Agent, and each such Book-Entry Share shall forthwith be cancelled on the books of the Company. No cash shall be paid to any holder of Book-Entry Shares in lieu of fractional shares.”

(c)	Section 2.2(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Upon surrender of a Book-Entry Share for cancellation to the Exchange Agent, together with such documents as may be required pursuant to the instructions provided by the Exchange Agent, the holder of such Book-Entry Share shall be entitled to receive in exchange therefor, and the Acquiror shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, but in any event within two (2) Business Days following the Exchange Agent’s receipt of such Book-Entry Share and such other documents, (a) the number of shares of Acquiror Class I Common Shares (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares pursuant to Section 1.5(c), (b) any dividends or other distributions payable pursuant to Section 2.2(c) and (C) any cash in lieu of fractional shares of Acquiror Class I Common Shares payable pursuant to Section 1.5(f), and the Book-Entry Share so surrendered shall be forthwith canceled. The Exchange Agent shall accept such Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Book-Entry Shares on any cash payable upon the surrender of the Book-Entry Shares.”

(d)	Section 2.2(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Subject to applicable Law, following the credit of Acquiror Class I Common Shares to a holder’s book-entry account by the Exchange Agent pursuant to Section 2.2(a), there shall be paid to the holder of the shares of Acquiror Class I Common Shares so credited, without interest, (i) at the time of such credit, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Acquiror Class I Common Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such credit by the Exchange Agent pursuant to Section 2.2(a), and a payment date subsequent to such credit, payable with respect to such shares of Acquiror Class I Common Shares.”

(e)	Section 2.2(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(d) In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to Acquiror Class I Common Shares as contemplated by Section 2.2(c)) may be made to a Person other than the Person in whose name the applicable Book-Entry Share is registered, only if such Book-Entry Share shall have been properly transferred on the books of the Company prior to the Effective Time and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Book-Entry Share or establish to the satisfaction of the Acquiror that such Tax has been paid or is not applicable.”

(f)	Section 2.5 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“2.5 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to former shareholders of the Company as of the first anniversary of the Final Determination Date may be paid or delivered to the Acquiror, upon the Acquiror’s written demand to the Exchange Agent. In such event, any former shareholders of the Company shall thereafter look only to the Acquiror for the issuance and delivery of the Merger Consideration and any unpaid dividends and other distributions on the Acquiror Class I Common Shares deliverable in respect of the Company Common Shares such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.”

(g)	Section 2.6 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“2.6. No Liability. None of the Acquiror, the Company, the Surviving Company, Merger Sub, the Exchange Agent or any other Person shall be liable to any Person in respect of any shares of Acquiror Class I Common Shares delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. If any Merger Consideration or any unpaid dividends or other distributions or other entitlements in respect of any Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration or unpaid dividends or other distributions or other entitlements shall, to the extent permitted by applicable Law, become the property of the Acquiror, free and clear of all claims or interest of any Person previously entitled thereto.”

3.	Miscellaneous.

(a)

References to the Merger Agreement. From and after the date of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of similar import, and each reference to the Merger Agreement in any other agreement, document, instrument or certificate delivered in connection with the Merger Agreement, shall be deemed to be a reference to the Merger Agreement as amended by this Amendment.

(b)	Full Force and Effect. Except as expressly amended by this Amendment, all terms and provisions of the Merger Agreement remain in full force and effect and are hereby ratified and confirmed.

(c)

Incorporation by Reference. The provisions of Article XI of the Merger Agreement (including, without limitation, Sections 11.3 (Interpretation; Construction), 11.4 (Counterparts), 11.5 (Entire Agreement), 11.6 (Governing Law; Jurisdiction; Waiver of Jury Trial), 11.7 (Assignment; Third Party Beneficiaries) and 11.8 (Specific Performance)) are hereby incorporated by reference into this Amendment, mutatis mutandis, as if set forth in full herein.

(d)

Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

JOHN HANCOCK COMVEST PRIVATE INCOME FUND

By:	/s/ Michael Altschuler

Name:	Michael Altschuler
Title:	Authorized Signatory

JOHN HANCOCK COMVEST MERGER SUB, LLC

By:	/s/ Michael Altschuler

Name:	Michael Altschuler
Title:	Authorized Signatory

MANULIFE PRIVATE CREDIT FUND

By:	/s/ Betsy Anne Seel

Name:	Betsy Anne Seel
Title:	Assistant Secretary

COMVEST CREDIT MANAGERS, LLC

By:	/s/ Michael Altschuler

Name:	Michael Altschuler
Title:	Authorized Signatory

MANULIFE INVESTMENT MANAGEMENT PRIVATE MARKETS (US) LLC

By:	/s/ Michael King

Name:	Michael King
Title:	Managing Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]